EXHIBIT 99.1

NEWS RELEASE

December 23, 2004

Torrance, California

Summa Reports 1st Quarter Earnings

Summa Industries (Nasdaq NM:SUMX) reports net income of $610,000, or $.15 per share, on sales of $28,238,000 for the three months ended November 30, 2004, versus net income of $830,000, or $.15 per share, on sales of $25,926,000 for the three months ended November 30, 2003.

	Three months ended November 30
	2004	2003

Sales	$28,238,000	$25,926,000

Net income	$610,000	$830,000

Diluted earnings per share	$.15	$.15

A conference call to discuss the results will be held at 9:00 a.m., Pacific Time, Thursday, December 23, 2004.  The call-in number is (800) 967-7185.  The conference call will also be simulcast and archived by www.vcall.com.

Summa Industries manufactures proprietary engineered plastic products for a broad spectrum of industrial and commercial markets.  The Company has manufacturing facilities across North America.  Products, many of which are unique or patented, are shipped to customers worldwide.

For further information, contact Jim Swartwout, (310) 792-7024; Fax (310) 792-7079; www.summaindustries.com; or ir@summaindustries.com.

Summa Industries

CONDENSED CONSOLIDATED BALANCE SHEETS

	November 30, 2003	August 31, 2004	November 30, 2004
ASSETS

Current assets:
Cash	$297,000	$1,248,000	$832,000
Accounts receivable	15,681,000	18,227,000	16,371,000
Inventories	13,198,000	14,749,000	15,118,000
Prepaid expenses and other	3,060,000	3,782,000	4,512,000

Total current assets	32,236,000	38,006,000	36,833,000
Property, plant and equipment, net	25,624,000	31,053,000	33,086,000
Goodwill and other assets, net	11,879,000	11,058,000	11,026,000

Total assets	$69,739,000	$80,117,000	$80,945,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$6,149,000	$9,088,000	$6,543,000
Accrued liabilities	4,504,000	7,429,000	6,744,000
Current maturities of long-term debt	3,448,000	2,195,000	2,702,000

Total current liabilities	14,101,000	18,712,000	15,989,000
Long-term debt, net of current maturities	16,247,000	28,663,000	31,591,000
Other long-term liabilities	2,594,000	2,508,000	2,500,000
Manditorily redeemable preferred stock	6,287,000	—	—
Minority interest in subsidiary	—	205,000	205,000
Total stockholders’ equity	30,510,000	30,029,000	30,660,000

Total	$69,739,000	$80,117,000	$80,945,000

Summa Industries

CONDENSED CONSOLIDATED INCOME STATEMENTS

	Three months ended November 30
	2003	2004

Net sales	$25,926,000	$28,238,000
Cost of sales	19,555,000	21,793,000

Gross profit	6,371,000	6,445,000
Selling, general, administrative and other expenses	4,820,000	5,118,000

Operating income	1,551,000	1,327,000
Interest expense	305,000	367,000

Income before income taxes	1,246,000	960,000
Provision for income taxes	416,000	350,000

Net income	$830,000	$610,000

Preferred stock accretion	$184,000	$—

Net income available to stockholders:	$646,000	$610,000

Earnings per common share
Basic	$.15	$.15
Diluted	$.15	$.15

Weighted average common shares outstanding
Basic	4,287,000	3,984,000
Diluted	4,355,000	4,064,000